UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2004

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2004, Sherman Atkinson was formally appointed Chief Operating Officer of Intermix Media, Inc. (the “Company”) by the Company’s Board of Directors and Mr. Atkinson entered into an employment agreement with the Company. The material terms of Mr. Atkinson’s employment are described in the employment agreement which is included as Exhibit 10.1 to this report. Mr. Atkinson will receive an annual base salary of $225,000, he will receive approximately one-quarter of the annual bonus paid to other senior executives for the year ended March 31, 2005, he will participate in future fiscal year bonus arrangements with other senior executives and he will receive a minimum bonus of $67,500 for the fiscal year ended March 31, 2006. Mr. Atkinson will also receive a $25,000 signing bonus. Mr. Atkinson also received an option to purchase 300,000 shares of Company common stock at $4.01 per share. Mr. Atkinson is entitled to up to nine months of salary as severance in the event he is terminated by the Company during the term of his agreement without cause.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 3, 2004, Sherman Atkinson was formally appointed Chief Operating Officer of the Company. See Item 1.01 regarding the description of the material terms of the Company’s employment agreement with Mr. Atkinson. Mr. Atkinson is 38 years old.

Mr. Atkinson was the Chief Operating Officer for Buy.com and President of Buyservices, Inc., a subsidiary of Buy.com, from February 2002 to November 2004. From May 2000 to February 2002, Mr. Atkinson was the Vice President, Corporate Strategy and Business Development at eFederal Systems, Inc. and from May 1995 to May 2000, he held various positions with Booz Allen Hamilton.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.	Description
	10.1	Employment Agreement between Intermix Media, Inc. and Sherman Atkinson, dated December 3, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2004	Intermix Media, Inc.

	By:	/s/ Thomas J. Flahie
Thomas J. Flahie Chief Financial Officer